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                                                                      EXHIBIT 11

                             APPLIED INNOVATION INC.

              Statement Regarding Computation of Earnings Per Share

              For the years ended December 31, 1999, 1998, and 1997

                                                 1999           1998           1997
                                            ------------   ------------   ------------
Weighted average number of common
shares outstanding - used for computation
of basic earnings (loss) per share            15,598,143     15,804,608     15,786,332

Add net shares issuable pursuant to stock
option plans less shares assumed
repurchased at the average
market price                                      48,907        158,238           --
                                            ------------   ------------   ------------

Number of shares for computation of
diluted earnings (loss) per share             15,647,050     15,962,846     15,786,332
                                            ============   ============   ============

Net income (loss) for basic and diluted
earnings (loss) per share                   $  7,005,081   $  2,309,652   $   (637,195)
                                            ============   ============   ============

Basic earnings (loss) per share             $       0.45   $       0.15   $      (0.04)
                                            ============   ============   ============

Diluted earnings (loss) per share           $       0.45   $       0.14   $      (0.04)
                                            ============   ============   ============